                                                                   EXHIBIT 10.18

                                 PROMISSORY NOTE

$100,000                                                        OCTOBER 27, 2006
                                                                PORTLAND, OREGON

      FOR VALUE RECEIVED, Converted Organics Inc., a Delaware corporation ("Maker"), promises to pay to the order of Paulson Investment Company, Inc. ("Holder") the principal sum of One Hundred Thousand and no/l00ths Dollars ($100,000.00) (the "Obligation"). Interest on the Obligation shall accrue until the Obligation is paid in full at the rate of ten percent (10%) per annum. The Obligation and interest shall be payable in lawful money of the United States, at Portland, Oregon or such other place as Holder hereof may designate.

      Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days lapsed. Maker shall have the right to prepay at any time in advance of maturity, without premium or penalty, all or any part of the principal amount of this Promissory Note or interest thereon. Payments shall be first applied to outstanding interest and thereafter to the principal.

      This Promissory Note shall be payable as follows:

      1. If before December 31, 2006, this Promissory Note shall become due and payable in full at the time of the closing of the proposed public offering of securities of Maker pursuant to that certain Registration Statement on Form SB-2 (SEC File No. 333-135174) to be underwritten by a syndicate managed by Holder (the "Offering"). At the option of Holder, Holder may deduct such payment from the net proceeds otherwise payable by Holder to Maker at the closing of the Offering.

      2. If after December 31, 2006, and the Offering has not closed or this Promissory Note has not been paid in full, this Promissory Note shall become due and payable in full thirty (30) days after any written or oral demand for payment by Holder.

      Maker waives diligence, presentment, demand, protest, and notice of any kind whatsoever. The non-exercise by Holder of any of Holder's rights hereunder in any instance shall not constitute a waiver thereof in that or any subsequent instance.

      Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder without suit or action in attempting to collect funds due under this Promissory Note. In the event an action is instituted to enforce or interpret any of the terms of this Promissory Note including, but not limited to, any action or participation by Maker in, or in connection with, a case or proceeding under the U.S. Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial, on appeal, and on review whether or not taxable as costs, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

      This Promissory Note is to be construed in all respects and enforced according to the laws of the State of Oregon.

      By order of and upon the authorization of the Board of Directors of Converted Organics Inc.:


                                    "MAKER"

                                    CONVERTED ORGANICS INC.

                                    By:   /s/ Edward Gildea
                                        ----------------------------------------
                                    Its:  President
                                        ----------------------------------------